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                                                                     EXHIBIT 5.1

                               November 26, 1997


Learning Tree International, Inc.
6053 West Century Boulevard
Los Angeles, California  90045-0028

Gentlemen:

     We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of 1,500,000 shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of Learning Tree International, Inc., a Delaware corporation (the "Company"), issuable upon the exercise of options granted to certain employees and others of the Company pursuant to the Company's 1995 Stock Option Plan (the "Plan"). As such counsel, we have examined the proceedings taken in connection with the Plan and proposed to be taken in connection with the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

     Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable.

     We consent to the use of our opinion as an exhibit to the Registration Statement.


                              Very truly yours,

                              /s/ GUTH ROTHMAN & CHRISTOPHER LLP

                              GUTH ROTHMAN & CHRISTOPHER LLP